     This License Agreement ("AGREEMENT") is made by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at 3700 Market Street, Suite 300, Philadelphia, Pennsylvania 19104-3147 ("PENN") and Orthovita, Inc., a corporation organized and existing under the laws of Pennsylvania ("LICENSEE"), having a place of business at Haverford, PA.

     This AGREEMENT is effective as of September 1, 1993 ("EFFECTIVE DATE").

 RECITALS

     WHEREAS, PENN owns and is a proprietor of certain intellectual property developed by Dr. Paul Ducheyne of PENN's School of Engineering relating to novel materials and techniques for improving orthopaedic implants; and,

     WHEREAS, PENN owns applications for United States letters patent listed in Attachment 1 and attached hereto and foreign counterparts relating to the foregoing intellectual property developed by Dr. Ducheyne; and,

     WHEREAS, LICENSEE desires to secure the exclusive right and license to use, develop, manufacture, market and exploit the intellectual property developed by Dr. Ducheyne described in Attachment 1 hereto; and,

     WHEREAS, PENN has determined that the exploitation of the intellectual property of Dr. Ducheyne is in the best interest of PENN and is consistent with its educational and research missions and goals; and,

     WHEREAS, PENN and LICENSEE have entered into a STOCK PURCHASE AGREEMENT (Attachment 2) providing for the issuance to PENN of shares of LICENSEE's Common Stock in partial consideration of the exclusive license granted hereunder;

     NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

 ARTICLE 1 - DEFINITIONS

     1.1 AFFILIATE means, when used with reference to LICENSEE, any ENTITY directly or indirectly controlling, controlled by or under common control with LICENSEE. For purposes of this AGREEMENT "control" means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an ENTITY or the right to receive over fifty percent (50%) of the profits or earnings of an ENTITY, or the right to control the policy decisions of a ENTITY.

     1.2 BANKRUPTCY EVENT means voluntary or involuntary proceedings by or against such ENTITY are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such ENTITY, or proceedings are instituted by or against such ENTITY for corporate reorganization or the dissolution of such ENTITY, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such ENTITY makes an assignment for the benefit of creditors, or substantially all of the assets of such ENTITY are seized or attached and not released within sixty (60) days thereafter.

     1.3 CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

     1.4 CALENDAR YEAR means a period of twelve (12) months beginning on January 1 and ending on December 31.

     1.5 CONFIDENTIAL INFORMATION means and includes all technical information, inventions, trade secrets, developments, discoveries, software, know-how, methods, techniques; formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that PENN identifies as confidential or proprietary at the time it is delivered or communicated to LICENSEE.

     1.6 ENTITY means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

     1.7  FDA means the Food and Drug Administration of the United States.

     1.8 FEDERAL GOVERNMENT INTEREST means the rights of the United States Government under Public Laws 96-517, 97-256 and 98-620, codified at 33 U.S.C. 200-212, and any regulations issued thereunder, as statute or regulations may be amended from time to time hereafter.

     1.9 FAIR MARKET VALUE means the cash consideration which LICENSEE or its sublicensee would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

     1.10 FIELD OF USE means the use of PENN TECHNICAL INFORMATION and/or PENN PATENT RIGHTS for use in medical, dental and veterinary fields for growth of bone cells, fixing human prosthetic devices, coating human prosthetic devices, inducing bone growth onto or into modified human prosthetic devices, and/or producing human prosthetic devices.

     1.11 LICENSE shall include LICENSEE and its AFFILIATES.

     1.12 NET SALES means the cash consideration or FAIR MARKET VALUE attributable to the SALE of any PENN LICENSED PRODUCT(S), less qualifying costs directly attributable to such SALE and borne by LICENSEE or its sublicense.

          1.12.1 Such qualifying costs which shall be documented by LICENSEE at the time of their occurrence shall be limited to the following:

                    1.12.1.1 Discounts, in amounts customary in the trade, for quantity purchases, prompt payments and for wholesalers and distributors.

                    1.12.1.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns.

                    1.12.1.3  Prepaid transportation insurance premiums.

                    1.12.1.4  Prepaid outbound transportation expenses.

                    1.12.1.5 Sales and use taxes imposed by a governmental agency.

     1.13 PENN LICENSED PRODUCT(S) means products which in the absence of this AGREEMENT would infringe at least one claim of PENN PATENT RIGHTS or products which are made using a process or machine covered by a claim of PENN PATENT RIGHTS or products made, at least in part, using PENN TECHNICAL INFORMATION.

     1.14 PENN PATENTED PRODUCT(S) means products which are made, made for, used or sold, which manufacture, use or sale is covered by any claim of the PENN PATENT RIGHTS in any country.

     1.15 PENN PATENT RIGHTS means those United States patent applications listed in Attachment 1 hereto, and foreign counterparts including continuation, divisional and re-issue applications thereof and continuation-in-part applications thereof based upon intellectual property discovered by PENN through Dr. Ducheyne together with any and all patents issuing thereupon.

     1.16 PENN TECHNICAL INFORMATION means research and development information, unpatented inventions know-how, trade secrets, and technical data in the possession of PENN on the EFFECTIVE DATE of this AGREEMENT which is needed to produce PENN LICENSED PRODUCTS.

     1.17 SALE means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of PENN LICENSED PRODUCT(S). A SALE of PENN LICENSED PRODUCT(S) shall be deemed completed at the time LICENSEE or its sublicense invoices, ships, or receives payment for such PENN LICENSED PRODUCT(S), whichever occurs first.

ARTICLE 2 - LICENSE AGREEMENT

     2.1 PENN grants to LICENSEE for the term of this AGREEMENT an exclusive, world-write right and license with the right to grant sublicenses to make, have made, use and sell PENN LICENSED PRODUCT(S) in the FIELD OF USE. No other rights or licenses are granted hereunder.

     2.2 The license grant of this Article 2 is exclusive but for the reserved right of PENN to use and permit other nonprofit organizations to use the PENN PATENT RIGHTS, and the PENN TECHNICAL INFORMATION solely for educational and research purposes.

     2.3 LICENSEE acknowledges that in accordance with the FEDERAL GOVERNMENT INTEREST, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. The license grant of this Article 2 is expressly subject to all of such right.

     2.4 The right to sublicense conferred upon LICENSEE under this AGREEMENT is subject to the following conditions:

            2.4.1 In each such sublicense, the sublicensee shall be prohibited from further sublicensing and shall be subject to the terms and conditions of the license granted to LICENSEE under this AGREEMENT.

            2.4.2 LICENSEE shall forward to PENN, within thirty (30) days of execution, a complete and accurate copy written in the English language of each sublicense granted hereunder. PENN's receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of PENN's rights or LICENSEE's obligations hereunder.

            2.4.3 If LICENSEE becomes subject to a BANKRUPTCY EVENT, all payments then or thereafter due and owing to LICENSEE from its sublicensees shall upon notice from PENN to any such sublicense become payable directly to PENN for the account of LICENSEE; provided however, that PENN shall remit to LICENSE the amount by which such payments exceed the amounts owed by LICENSEE to PENN.

            2.4.4 Notwithstanding any such sublicense, LICENSEE shall remain primarily liable to PENN for all of the LICENSEE'S duties and obligations contained in this AGREEMENT, and any act or omission of a sublicensee which would be a breach of this AGREEMENT if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this AGREEMENT.

 ARTICLE 3 - FEES AND ROYALTIES

     3.1    LICENSE INITIATION FEE AND ROYALTIES

          3.1.1 In partial consideration of the exclusive license granted herein, LICENSEE shall pay to PENN on the EFFECTIVE DATE of this AGREEMENT, a non-refundable license initiation fee of three and one-half percent (3.5 %) of the currently issued and outstanding shares of LICENSEE's common stock via a Stock Purchase Agreement (Appendix 2). The issuance of such stock shall be in accordance with a Stock Agreement attached to this Agreement as Appendix 2.

          3.1.2 In further consideration of the exclusive license granted herein, LICENSEE shall pay to PENN a royalty of four percent (4%) of the NET SALES of PENN LICENSED PRODUCTS made, made for, used or sold by LICENSEE and any sublicensees or any other products, the rights of which were obtained through sublicense of the PENN LICENSED PRODUCTS.

          3.1.3 NET SALES of any PENN LICENSED PRODUCT shall not be subject to more than one assessment of the scheduled royalty; such assessment shall be the highest applicable royalty.

          3.1.4 In the event that a PENN LICENSED PRODUCT is sold in the form of a combination product containing one or more products which are themselves not PENN LICENSED PRODUCTS, the NET SALES shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price or FAIR MARKET VALUE of the PENN LICENSED PRODUCT and B is the total invoice price or FAIR MARKET VALUE of the other products. In the case of a combination product which includes one or more PENN LICENSED PRODUCTS, the NET SALES upon which the royalty due PENN is based shall not be less than the normal aggregate NET SALES for such PENN LICENSED PRODUCTS.

     3.2  MILESTONES AND MAINTENANCE FEES

          3.2.1 LICENSEE shall use its best efforts to develop for commercial use and to market PENN LICENSED PRODUCTS as soon as practical, consistent with sound and reasonable business practices.

          3.2.2 LICENSEE shall provide PENN on each June 1 and December 1 with written reports, setting forth in such detail as PENN may reasonably request, the progress of the development, evaluation, testing and commercialization of the PENN LICENSED PRODUCTS. LICENSEE shall also notify PENN within thirty (30) days of the first commercial sale of any PENN LICENSED PRODUCT.

          3.2.3 LICENSEE and PENN shall meet at least once each year this Agreement is extant, on or about the anniversary of this Agreement, to discuss LICENSEE's progress with respect to the development and regulatory status of each of the PENN LICENSED PRODUCTS and the anticipated date of commercialization or sublicense of such products.

     3.3  REPORTS AND RECORDS

          3.3.1 LICENSEE shall deliver to PENN within forty-five (45) days after the end of each CALENDAR QUARTER a report, certified by the chief financial officer of LICENSEE setting forth in reasonable detail the calculation of the royalties due to PENN for such CALENDAR QUARTER, including, without limitation:

                 3.3.1.1 Number of PENN LICENSED PRODUCTS involved in SALES, listed by country.

                 3.3.1.2 Gross consideration for SALES of PENN LICENSED PRODUCTS, including all amounts invoiced, billed, or received.

                 3.3.1.3 Qualifying costs, as defined in Section 1.12, listed by category of cost.

                 3.3.1.4 NET SALES of PENN LICENSED PRODUCTS listed by country.

                 3.3.1.5 Royalties owed to PENN, listed by category, including without limitation earned and sublicensee-derived.

          3.3.2 Royalties payable under Sections 3.1 and 3.3 hereof shall be paid within forty-five (45) days following the last day of the CALENDAR QUARTER in which the royalties accrue and shall accompany the report of Section 3.4.1.

          3.3.3 LICENSEE will maintain and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each CALENDAR QUARTER shall be maintained for three years after the submission of each report under Article 3 hereof. Upon reasonable prior notice to LICENSEE, PENN and its accountants shall have access to all books and records relating to the SALES of PENN LICENSED PRODUCTS by LICENSEE and its sublicensees to conduct a review or audit thereof. Such access shall be available not more than once each CALENDAR YEAR, during normal business hours, and for each of the three years after the expiration or termination of this AGREEMENT. If PENN determines that LICENSEE has underpaid royalties by 5% or more, LICENSEE will pay the costs and expenses of PENN and its accountants in connection with their review or audit.

     3.4  CURRENCY, PLACE OF PAYMENT, INTEREST

          3.4.1 All dollar amounts referred to in this AGREEMENT are expressed in United States dollars. All payments to PENN under this AGREEMENT shall be made in United States dollars by check payable to "The Trustees of the University of Pennsylvania."

          3.4.2 If LICENSEE receives revenues from SALES of PENN LICENSED PRODUCTS in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

          3.4.3 Amounts that are not paid when due shall accrue interest from the due date until paid, at an annual rate equal to the prime rate as designated by LICENSEE'S principal lender plus two percent (2%) (or the maximum allowed by law, if less).

ARTICLE 4 - CONFIDENTIALITY

     4.1  CONFIDENTIALITY

          4.1.1 LICENSEE agrees to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of PENN received pursuant to this AGREEMENT. LICENSEE agrees to ensure that its employees have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and are obligated in writing to abide by LICENSEE'S obligations hereunder. The foregoing obligation shall not apply to:

                 4.1.1.1 information that is known to LICENSEE or independently developed by LICENSEE prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to PENN upon receipt of the CONFIDENTIAL INFORMATION.

                 4.1.1.2 information disclosed to LICENSEE by a third party that has a right to make such disclosure;

                 4.1.1.3 information that becomes patented, published or otherwise part of the public domain as a result of lawful acts by PENN or a third person obtaining such information, as a matter of right; or

                 4.1.1.4 information that is required to be disclosed by order of United States government authority, including the U.S. Food and Drug Administration and the U.S. Securities and Exchange Commission, or a court of competent jurisdiction; provided that LICENSEE, shall use its best efforts to obtain confidential treatment of such information by the agency or court.

     4.2 PENN shall not be obligated to accept any confidential information from LICENSEE. PENN bears no institutional responsibility for maintaining the confidentiality of any confidential information of LICENSEE.

     4.3 The placement of a copyright notice on any CONFIDENTIAL INFORMATION shall not be construed to mean that such information has been published and will not release LICENSEE from its obligation of confidence hereunder.

ARTICLE 5 - TERM AND TERMINATION

     5.1 This AGREEMENT, unless sooner terminated as provided herein, shall terminate upon the expiration of the last to expire or become abandoned of the PENN PATENT RIGHTS.

     5.2 LICENSEE may, at its option, terminate this AGREEMENT at any time by doing all of the following:

          5.2.1 By ceasing to make, have made, use and sell all PENN LICENSED PRODUCTS; and

          5.2.2 By terminating all sublicenses, and causing all sublicensees to cease making, having made, using and selling all PENN LICENSED PRODUCTS; and

          5.2.3 By giving sixty (60) days notice to PENN of such cessation and of LICENSEE's intent to terminate; and

          5.2.4  By tendering payment of all accrued royalties.

     5.3  PENN may terminate this AGREEMENT if any of the following occur:

          5.3.1 LICENSEE becomes more than ninety (90) days in arrears in payment of royalties or expenses due pursuant to this AGREEMENT and LICENSEE does not provide full payment immediately upon demand; or

          5.3.2  LICENSEE becomes subject to a BANKRUPTCY EVENT; or

          5.3.3 LICENSEE breaches this AGREEMENT and does not cure such breach within ninety (90) days written notice thereof.

     5.4 PENN may also terminate this AGREEMENT individually as to a PENN LICENSED PRODUCT and PENN PATENT RIGHTS related thereto if:

          5.4.1 five years have elapsed from the EFFECTIVE DATE of this AGREEMENT; and

          5.4.2 LICENSEE has not submitted such PENN LICENSED PRODUCT for FDA regulatory approval; or

          5.4.3 LICENSEE has not made a SALE within one (1) year after FDA Regulatory Approval of such PENN LICENSED PRODUCT or has no sublicensees doing so; or

          5.4.4  LICENSEE has not met milestones specified in Section 3.2; and

          5.4.5 PENN has given LICENSEE ninety (90) days notice of intent to terminate.

          5.4.6 Notwithstanding the foregoing, PENN agrees that it shall not terminate this Agreement individually as to a PENN LICENSED PRODUCT without giving LICENSEE the opportunity to extend the term of this AGREEMENT as to such PENN LICENSED PRODUCT upon the payment to PENN of such reasonable consideration as is mutually agreed to by each of the parties.

                 In the event LICENSEE terminates this AGREEMENT individually as to a PENN LICENSED PRODUCT and PENN PATENT RIGHTS related thereto as provided herein, Penn shall be free to license to any other party the rights to make, have made, use and sell such PENN LICENSED PRODUCT and to use such PENN PATENT RIGHTS upon such terms as PENN deems appropriate, without any further obligation to LICENSEE.

     5.5 If LICENSEE becomes subject to a BANKRUPTCY EVENT, all duties of PENN and all rights (but not duties) of LICENSEE under this AGREEMENT shall immediately terminate without the necessity of any action being taken either by PENN or by LICENSEE. To secure the complete and timely payment and satisfaction of all LICENSEE's royalty obligations under this AGREEMENT, LICENSEE hereby grants to PENN a security interest, effective immediately, in LICENSEE's entire right, title and interest in and to this AGREEMENT and to all inventories of PENN LICENSED PRODUCTS now or hereafter owned by LICENSEE. In addition to any rights or remedies provided for under this AGREEMENT, PENN shall have all of the rights and remedies of secured party under the Uniform Commercial Code. Upon the request and at the sole expense of PENN, LICENSEE shall execute any and all instruments or documents as shall be reasonably necessary to evidence and perfect such security interest in any jurisdiction.

     5.6 Upon termination of this AGREEMENT, LICENSEE shall, at PENN's request, return to PENN all CONFIDENTIAL INFORMATION fixed in any tangible medium of expression as well as any data generated by LICENSEE during the term of this AGREEMENT which will facilitate the development of the technology licensed hereunder.

     5.7 LICENSEE's obligation to pay royalties accrued under Article 3 hereof shall survive termination of this AGREEMENT. In addition, the provisions of Articles 4 (for a three

(3) year period), and 8.1, 8.2, 8.3, 9 (for the applicable statute of limitations) shall survive such termination

ARTICLE 6 - PATENT MAINTENANCE AND REIMBURSEMENT

     6.1 PENN shall control and diligently prosecute and maintain PENN PATENT RIGHTS provide LICENSEE shall promptly reimburse PENN for all the attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of PENN PATENT RIGHTS, as documented in the memorandum of October 15, 1993 from Jeffrey Solash to David Joseph, attached hereto as Exhibit 1. PENN shall provide LICENSEE with itemized statements reflecting these expenses LICENSEE shall reimburse PENN for such past expenses according to the following schedule:


Date of Payment                         Amount of Payment
---------------                         -----------------
Within 90 Days of the EFFECTIVE DATE    One-quarter (1/4) of accrued expenses;
Upon the 1st Anniversary of This        One-quarter (1/4) of accrued expenses;
Agreement
Upon the 2nd Anniversary of This        One-half (1/2) of accrued expenses.
Anniversary

     LICENSEE shall also promptly reimburse PENN for all documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of PENN PATENT RIGHTS incurred subsequent to the EFFECTIVE DATE of this Agreement; provided, however, that PENN will file patent applications on technology only after receipt of notice from LICENSEE that such technology should become should become part of the PENN PATENT RIGHTS.

     6.2 LICENSEE and its sublicensees shall comply with all United States and foreign laws with respect to patent marking of PENN LICENSED PRODUCTS.

ARTICLE 7 - INFRINGEMENT AND LITIGATION

     7.1 PENN and LICENSEE are responsible for notifying each other promptly of any infringement of PENN PATENT RIGHTS which may come to their attention. PENN and LICENSEE shall consult one another in a timely manner concerning any appropriate response thereto.

     7.2 LICENSE shall have the right, but not the obligation to prosecute such infringement at its own expense. LICENSE shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on PENN or grants any rights to the PENN TECHNICAL

INFORMATION or the PENN PATENT RIGHTS, without PENN'S written permission. Financial recoveries from any such litigation will first be applied to reimburse LICENSEE for its litigation expenditures with additional recoveries being paid to LICENSEE, subject to a royalty due PENN based on the provisions of Article 3 hereof.

     7.3 Such rights of Section 7.2 shall be subject to the continuing right of PENN to intervene at PENN's own expense and join LICENSEE in any claim or suit for infringement of the PENN PATENT RIGHTS. Any considerations received by LICENSEE in settlement of any claim or suit shall be shared between PENN and LICENSEE in proportion with their share of the litigation expenses in such infringement action. If counsel chosen by LICENSEE is reasonably acceptable to PENN, for these purposes, PENN's litigation expenses shall not be deemed to include counsel fees.

     7.4 If LICENSEE fails to prosecute such infringement, PENN shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by PENN.

     7.5 In any action to enforce any of the PENN PATENT RIGHTS either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

     7.6 In the event an infringement action is brought by a third party claiming that the PENN TECHNICAL INFORMATION or PENN PATENT RIGHTS or any PENN LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party, LICENSEE's first obligation shall be to defend, indemnify and hold harmless the Indemnified Parties at the extent provided in Article 8 of this AGREEMENT. While such a third party infringement action is pending, all royalties and other payments required to made any LICENSEE under Article 3 shall be held in an interest-bearing escrow account established as a joint account in the names of LICENSEE and PENN (hereinafter referred to as the "Account").

          7.6.1 Upon determination by a court of competent jurisdiction from which no appeal has been or can be taken that no infringement occurred, and following satisfaction of LICENSEE's obligation under Article 8, the payments held in the Account shall be used as follows: (a) LICENSEE shall be entitled to deduct from the Account an amount equal to fifty percent (50%) of LICENSEE's costs and expenses incurred in defending such infringement action; and (b) any amount remaining the Account after such deduction shall be paid to PENN.

          7.6.2 Upon a determination by a court of competent jurisdiction from which no appeal has been or can be taken than an infringement occurred, LICENSEE and PENN shall meet to agree upon a schedule and terms for the resumption of the payment to PENN of royalties and other payments consistent with the court's determination and the effect of such determination on rights licensed under this AGREEMENT, and PENN shall take whatever action is necessary to remedy the infringement, if practical, and consistent with sound and reasonable business practices. Following satisfaction of LICENSEE's obligations under
Article 8, the payments held in the Account shall be used as follows: (a) LICENSEE shall be entitled to deduct from the Account an amount equal to one hundred percent (100%) of LICENSEE's costs and expenses incurred in defending such infringement action; and (b) any amount remaining in the Account after such deduction shall be paid to PENN.

          7.6.3 In no event shall the provisions of this Article 7; (a) in any way limit LICENSEE's obligations to defend, indemnify and hold harmless the Indemnified Parties as required in Article 8; and (b) require PENN to refund any royalties or other payments received by PENN prior to the commencement of an infringement action.

ARTICLE 8 - DISCLAIMER OF WARRANTY; INDEMNIFICATION

     8.1 THE PENN PATENT RIGHTS, JOINT PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS AND PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PENN MAKES NO REPRESENTATION OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. PENN SHALL NOT BE LIABLE TO LICENSEE, LICENSEE'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENCED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

     8.2 LICENSEE will defend, indemnify and hold harmless PENN, its trustees, officers, agents and employees (individually, an "Indemnified Party", and collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney's fees) (individually, a "Liability", and collectively, the "Liabilities") that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition, of any PENN TECHNICAL INFORMATION, PENN PATENT RIGHTS or PENN LICENSED PRODUCTS by LICENSEE, its assignees, sublicensees, vendors or other third parties; (b) breach by LICENSEE of any covenant or agreement contained in this AGREEMENT; and (c) the enforcement by an Indemnified Party of its rights under this Section. Without the foregoing, LICENSEE will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

          8.2.1 any product liability or other claim of any kind related to the use by a third party of a PENN LICENSED PRODUCT that was manufactured, sold or otherwise disposed by LICENSEE, its assignees, sublicensees, vendors or other third parties; and

          8.2.2 clinical trials or studies conducted by or on behalf of LICENSEE relating to the PENN TECHNICAL INFORMATION, PENN PATENT RIGHTS or PENN LICENSED PRODUCTS, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study.

     8.3 The Indemnified Party shall promptly notify LICENSEE of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section. LICENSEE shall have the right to defend any such claim or action, at its cost and expense. LICENSEE shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on PENN or grants any rights to PENN TECHNICAL INFORMATION, PENN PATENT RIGHTS or PENN PATENTED PRODUCTS without PENN's prior written consent. If LICENSEE fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, PENN may assume the defense of such claim or action for the account and at the risk of LICENSEE, and any Liabilities related thereto shall be conclusively deemed a liability of LICENSEE. LICENSEE shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnify relates, as incurred. The indemnification rights of PENN or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

     8.4  INSURANCE

          8.4.1 LICENSEE shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, and, if commercial reasonable at standard rates, such coverage in a minimum amount of $1,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of LICENSEE'S performance of this AGREEMENT.

          8.4.2 LICENSEE shall, upon commencement of clinical trials involving PENN LICENSED PRODUCTS, procure and maintain a policy or policies of product liability insurance and, if commercially reasonable at standard rates, such coverage in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of LICENSEE's performance of this AGREEMENT.

           8.4.3 The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of "A" or better and shall name PENN as an additional insured with respect to LICENSEE's performance of this AGREEMENT. LICENSEE shall provide PENN with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that LICENSEE's insurance carrier(s) notify PENN in writing at least 30 days prior to cancellation or material change in coverage.

           8.4.4 PENN shall periodically review the adequacy of the minimum limits of liability specified herein. The specified minimum insurance amounts shall not constitute a limitation of LICENSEE's obligation to indemnify PENN under this AGREEMENT.

ARTICLE 9 - USE OF PENN'S NAME; INDEPENDENT CONTRACTOR

     9.1 LICENSEE and its employees and agents shall not use and LICENSEE shall not permit its sublicensees to use PENN's name, any adaptation thereof, any PENN logotype, trademark, service mark or slogan or the name mark or logotype of any PENN representative or organization in any way without the prior, written consent of PENN.

     9.2 Nothing herein shall be deemed to establish a relationship of principal and agent between PENN and LICENSEE, nor any of their agents or employees for any purpose whatsoever. The AGREEMENT shall not be construed as constituting PENN and LICENSEE as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

 ARTICLE 10 - ADDITIONAL PROVISIONS

     10.1 LICENSEE shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sales, use, import or export of products. Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties obligations hereunder are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PENN neither represents that a license is not required nor that, if required, it will issue.

     10.2 This AGREEMENT and the rights and duties appertaining thereto may not be assigned by LICENSEE without first obtaining the express written consent of PENN which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of PENN, shall be null and of no effect.

     10.3 Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g. Federal Express) and addressed as follows:

     If for PENN:

           University of Pennsylvania
           Center for Technology Transfer
           3700 Market Street, Suite 300
           Philadelphia, PA 19104-3147
           Attention: Managing Director

           with a copy to:

           Office of General Counsel
           University of Pennsylvania
           211 College Hall
           Philadelphia, PA 19104-6303
           Attention: General Counsel

     If for LICENSEE:



           with a copy to:

           Stephen M. Goodman
           Wolf, Block, Schorr & Solis-Cohen
           15th & Chestnut Streets
           Philadelphia, PA 19102

Either party may change its official address upon written notice to the other party.

     10.4 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.

     10.5 This AGREEMENT and the STOCK PURCHASE AGREEMENT (Attachment 2 hereto) are being entered into simultaneously and each is related to the other in setting forth the entire agreement of the parties. Any modification of this AGREEMENT shall be in writing and signed by an authorized representative of each party.

     10.6 In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

     10.7 A waiver by either party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT.

     10.8 Any of the provisions of this AGREEMENT which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this AGREEMENT in any other jurisdiction.

     10.9 The headings and captions used in this AGREEMENT are for convenience of reference only and shall not affect its construction or interpretation.

     10.10 Nothing in this AGREEMENT, express or implied, is intended to confer on any person, other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

     10.11 PENN and LICENSEE shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, or handicap.

     IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

______________________________________

DATE:   November 29, 1993
      --------------------------------
SIGNATURE:  /s/ Stephen M. Sammut
          ----------------------------

TYPED NAME:  Stephen M. Sammut
           ---------------------------

TITLE:  Managing Director, Center for Technology Transfer
      ---------------------------------------------------


LICENSEE


______________________________________

DATE:  11-21-93
     ---------------------------------

SIGNATURE: /s/ David S. Joseph
          ----------------------------

TYPED NAME:___________________________

TITLE:  President
      --------------------------------